UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 7, 2018

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Nueces St., Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2018, Digital Turbine, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the employment agreement with Barrett Garrison originally entered into on August 31, 2016 (the “Employment Agreement”), which is substantially similar in its incentive compensation structure to the recent amended employment agreement entered into for the Company’s Chief Executive Officer, William Stone, disclosed in the Company’s Current Report on Form 8-K filed on March 21, 2018. The Amendment for Mr. Garrison replaces the fixed term of his Employment Agreement, which would otherwise expire on September 12, 2018, with an at-will arrangement without a definite term. In addition, the Amendment: (i) establishes a new incentive compensation structure for future fiscal years consisting of annual cash and long term equity incentives described further below; and (ii) provides pro-ration of certain and long term equity incentives in connection with payments for termination by the Company without cause or by Mr. Garrison for good reason and changes the duration of severance payments to Mr. Garrison in connection with such types of terminations following a change of control; and (iii) provides for a $325,000 annual base salary

The new bonus structure replaces the existing bonus structure commencing for the fiscal year ending March 31, 2019 and generally provides for annual cash incentives and long term equity incentives. The annual cash incentives will require attainment of revenue and earnings goals set by the independent Compensation Committee of the Board of Directors of the Company, after consultation with Mr. Garrison, which will be based on a Board approved annual operating plan. The applicable goals will have three increasingly higher levels of revenue and earnings. The annual cash incentives will be for up to 25%, 50% or 100% of Mr. Garrison’s base salary (per the Amendment, $325,000 annually) based on the level of goal achievement. Even if revenue and earnings goals are fully achieved within any given level, 20% of the applicable bonus opportunity is in the sole discretion of the Compensation Committee based on exceptional results in compliance, financial reporting and other areas the Committee deems appropriate.

The amount of any long term incentive (LTI) equity grants is within the sole discretion of the Committee in all cases, but if granted, would be structured to consist of time vesting and performance vesting restricted common stock units. Any LTI awards would be contingent on achievement of three year revenue and EBITDA goals, based on three increasingly higher levels of attainment established by the Compensation Committee, after discussion with Mr. Garrison, based on a Board approved three year operating plan. The highest level of attainment would require revenue and EBITDA of at least 200% of the applicable revenue and EBITDA goals set by the Compensation Committee. Any time vesting awards will vest over three years after grant and any such awards that have not vested prior to any termination of Mr. Garrison’s employment shall terminate. Any performance vesting awards will be earned on the third anniversary of the grant date provided Mr. Garrison is employed through such date. Except in connection with terminations without cause or for good reason, if Mr. Garrison’s employment with the Company terminates prior to the third anniversary of the applicable grant date, performance vesting units shall not vest and shall terminate immediately upon such termination of employment. Any performance vesting units shall be subject to a negative discretion clawback up to two years after the vesting date in connection with financial restatements or certain actions constituting cause. During such two year period any underlying shares are subject to a lock up.

As previously disclosed in the Company’s Current Report on Form 8-K filed on June 12, 2018, Mr. Garrison already received the equity awards that are contemplated by the Amendment, consisting in equal parts of time vesting and performance vesting stock units, for the fiscal year ending March 31, 2019.

Except as provided in the Amendment, and for technical and conforming changes, Mr. Garrison’s Employment Agreement remains unchanged. The foregoing summaries of the Amendment does not purport to summarize all terms and is subject to, and qualified in its entirety by, the full text of the Amendment, which has been filed as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment, dated September 7, 2018, to Employment Agreement between the Company and Barrett Garrison.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 10, 2018	Digital Turbine, Inc.

	By:	/s/ Barrett Garrison
Barrett Garrison
Executive Vice President, Chief Financial Officer

EXHIBITS INDEX

Exhibit No.	Description

10.1	Amendment, dated September 7, 2018, to Employment Agreement between the Company and Barrett Garrison.